Exhibit 99.1

Orthofix Appoints Dr. Anthony F. Martin to its Board of Directors

LEWISVILLE, Texas – December 3, 2013 – Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced the appointment of Anthony F. Martin, PhD to its Board of Directors, effective immediately. Dr. Martin has more than 25 years of international experience in managing life science businesses in both executive and non-executive roles.

Randy Thurman, Chairman of the Board of Orthofix, commented, “Coupled with the recent announcement of Kathy Regan and me joining the board, Dr. Martin’s addition marks a new era for Orthofix. In addition to the revitalized board, Brad Mason, Orthofix’s CEO, rejoined the company earlier this year and has put in place a seasoned and motivated leadership team many of whom are new to Orthofix or their roles. In addition to resolving the financial restatement in a timely manner, we are focused on reinvigorating both product and clinical development strategies, establishing leadership in our strategic business units and creating long-term value for our shareholders.”

Dr. Martin has a Doctorate in Immunology from the University of Manchester Medical School and a first class Honors degree in Applied Chemistry from the University of Huddersfield. He began his career with Proctor & Gamble UK before moving to Amersham International, subsequently GE, in marketing and business development roles. He has significant experience in fundraising and building medical technology companies, including in chief executive officer and chairman roles.

Anthony Martin PhD

Dr. Martin has more than 25 years of international experience in managing life science businesses in both executive and non-executive roles. He is currently the Non-Executive Chairman of Immunodiagnostics Systems Holdings plc, Sphere Medical Holding plc, and Phico Therapeutics Ltd, and a Non-Executive Director of Abcam plc. He gained a doctorate in Immunology from the University of Manchester Medical School and a first class honors degree in Applied Chemistry from Huddersfield University. Dr. Martin has previously served as chief executive officer at a number of international life sciences and diagnostic businesses including British Bio-Technology Products ltd, Celsis International plc, AZUR Environmental, the molecular biology division of Invitrogen Corporation, and Molecular Probes Inc. He has also previously served as the Chairman of NeuTec Pharma plc and Molecular Insight Pharmaceuticals Inc. and as a board member of Prelude Trust plc and Invitrogen Corporation. In addition, he previously served on the scientific advisory Board of Agilent Technologies.

The Orthofix board believes that Dr. Martin’s extensive experience as an international operational CEO, combined with his deep knowledge of the UK institutional shareholder base for medical companies and UK financing matters, will add significant value to the board as the

Company seeks to grow its UK and European operations and market presence. The board also believes that his experience serving with both UK and US public companies will bring added depth and a cross-border perspective with board governance matters.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative orthopedic solutions that drive value for patients, surgeons, and providers. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation and Education Foundation and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations

markquick@orthofix.com

214-937-2924